Exhibit 23.2

Kesselman & Kesselman
Certified Public Accountants (Isr.)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-8 of Blue Square - Israel Ltd. (the "Company") of our report dated June 28, 2007 (except for the restatement described in Note 18(a) to the consolidated financial statements and the matter described in the penultimate paragraph of Management’s Report on Internal Control Over Financial Reporting, as to which the date is January 28, 2008), relating to the financial statements of the Company, which appears in the Company's Annual Report on Form 20-F/A for the year ended December 31, 2006 filed with the Securities and Exchange Commission on January 29, 2008.

/s/ Kesselman & Kesselman
Haifa, Israel	Kesselman & Kesselman
February 11, 2008	Certified Public Accountants (Isr.)